Exhibit 10.9.4
[Translation of Chinese original]
LETTER OF CONFIRMATION
This Letter of Confirmation is executed on September15, 2009 by the following parties:
Redgate Interactive Advertising (Beijing) Co., Ltd., a limited liability company duly incorporated and validly existing in accordance with the laws of the People’s Republic of China, with its registered address at Suite 804, Building No. 2, 19 Jianwai Avenue, Chaoyang District, Beijing (“Redgate Interactive”);
Baohe Meng, a citizen of the People’s Republic of China, with the ID card number of 610427197508251319 and the residential address at Flat 103, No. 585 Lane, Wuzhong Road, Shanghai;
Chunhong Xu, a citizen of the People’s Republic of China, with the ID card number of 320626197502012021 and the residential address at Flat 501, Building 3, No. 850 Lane, Luoxiu Road, Shanghai;
Ting Wang, a citizen of the People’s Republic of China, with the ID card number of 440106197308060323 and the residential address at Flat 502, Building 41, Dahuaqingshuiwan, No. 1555 Lane, Kaixuan Road North, Shanghai;
Zhihong Zhang, a citizen of the People’s Republic of China, with the ID card number of 110108196610265727 and the residential address at Flat 3504, Building 1, No. 108 Lane, Shangcheng Road, Pudong District, Shanghai;
The aforementioned parties are the Existing Shareholders of Shanghai FLOG Media Culture Company Ltd (Baohe Meng, Chunhong Xu, Ting Wang and Zhihong Zhang are hereinafter collectively referred to as the “Natural Person Shareholders”, and Redgate Interactive and all the Natural Person Shareholders are hereinafter collectively referred to as the “Shareholders”).
Shanghai FLOG Media Culture Company Ltd, a limited liability company duly incorporated and validly existing in accordance with the laws of China, with its registered address at Suite 115, No. 2126 Zhengnan, Donghai Village, Caojing Town, Jinshan District, Shanghai, China (“Shanghai FLOG”).
(The aforementioned parties are hereinafter individually referred to as a “Party” and collectively as the “Parties”.)
Whereas:
(A) The Parties executed, on November 24, 2007, the Investment Framework Agreement and its appendix, Capital Increase Agreement (“Original Agreement”). According to the Original Agreement, upon fulfillment of the Conditions Precedent, Redgate Interactive shall subscribe for the Capital Increase of Shanghai FLOG. The Capital Increase Amount under the Original Agreement amounts to RMB 15,000,000. The Capital Increase Amount contributed by and the proportion of equity interest held by Redgate Interactive in Shanghai FLOG shall be adjusted according to Shanghai FLOG’s after-tax profit for 2008.
(B) On May 23, 2008, Redgate Interactive wrote to Baohe Meng, stating that Shanghai FLOG had witnessed a serious decline in business performance since early 2008 and there was a major deviation between the performance of the Original Agreement and the original commercial intention of the Parties. Redgate Interactive would negotiate with the Natural Person Shareholders so as to constitute a solution acceptable to the Parties and amend the Original Agreement.
(C) On May 30, 2008, for and on behalf of Redgate Interactive, Yin Zhu and Xiaoming Tang executed the minutes for the meetings of the Shareholders and the Board with the Natural Person Shareholders, in which the Natural Person Shareholders agreed and confirmed as follows:
(1) Redgate Interactive had paid in full the amount of RMB 5,000,000 as the first installment of the Capital Increase pursuant to the Original Agreement;
(2) Due to the material change in the operation of Shanghai FLOG, Redgate Interactive would not pay the subsequent capital increase amount of RMB 10,000,000 as specified in the Original Agreement;
(3) The proportion of equity interest held by Redgate Interactive in Shanghai FLOG shall, as agreed in the Original Agreement, be eventually adjusted pursuant to the investment amount of RMB 5,000,000 by the end of 2008.
(D) As of the date of this Letter of Confirmation, Redgate Interactive, Baohe Meng, Chunhong Xu, Ting Wang and Zhihong Zhang hold 10.71%, 48.72% , 12.18%, 4.46% and 23.93% of the equity interest in Shanghai FLOG respectively.
For the purpose of further clarifying the relationship among the Parties, the Parties hereby agree and confirm as follows:
1. Redgate Interactive shall not pay the subsequent Capital Increase Amount of RMB 10,000,000 as specified in the Original Agreement; the Capital Increase Amount of RMB5,000,000 already paid by Redgate Interactive constitutes the entire capital increase contributed by Redgate Interactive to Shanghai FLOG (“Suspension of Capital Increase”);
2. Pursuant to the provisions of the Original Agreement, upon completion of the Capital Increase, the proportion of equity interest held by in and the Capital Increase Amount contributed by Redgate Interactive to Shanghai FLOG shall be adjusted according to Shanghai FLOG’s actual after-tax profit for 2007 as audited. The Parties hereby agree that on the premises of Suspension of Capital Increase, the Capital Increase Amount contributed by Redgate Interactive to Shanghai FLOG shall be limited to RMB 5,000,000 already paid and shall be no longer adjusted. In addition, the proportion of the equity interest held by Redgate Interactive in Shanghai FLOG shall not be increased, i.e., not exceeding 10.71% equity interest already held by it in Shanghai FLOG;
3. The Natural Person Shareholders and Shanghai FLOG shall take all necessary actions and execute all necessary documents to cancel any issue that may be in conflict with the Suspension of Capital Increase; and
4. The Suspension of Capital Increase shall not constitute a breach of the Original Agreement by Redgate Interactive, and Redgate Interactive shall not be obliged to continue to perform any obligation under the Original Agreement. The Natural Person Shareholders and Shanghai FLOG undertake not to make any claim against Redgate Interactive in relation to the Suspension of Capital Increase.
This Letter of Confirmation constitutes the entire common consensus of the Parties on the Suspension of Capital Increase. Where any matter specified herein becomes inconsistent with any oral and written agreement, contract, understanding or correspondence (if any) previously concluded by and among the Parties regarding the Suspension of Capital Increase, this Letter of Confirmation shall prevail.

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Execution Page
Redgate Interactive Advertising (Beijing) Co., Ltd.

Signature:	/s/ Ying Zhu

Name of Legal Representative:

Baohe Meng
Signature:	/s/ Ting Wang on behalf of Baohe Meng

Chunhong Xu
Signature:	/s/ Chunhong Xu

Ting Wang
Signature:	/s/ Ting Wang

Zhihong Zhang
Signature:	/s/ Chunhong Xu on behalf of Zhihong Zhang

Shanghai FLOG Media Culture Co., Ltd
Signature:	/s/ Ting Wang on behalf of Baohe Meng

Name of Legal Representative:

Power of Attorney
The undersigned hereby acknowledges the receipt of the “Letter of Confirmation” for Project Skywalker (Project Skywalker_FLOG_FD_090916) and agrees on the relevant contents thereof, but, as being unable to sign it personally, hereby authorizes Ting Wang, a shareholder of the Company, to sign for confirmation on my behalf.

Authorized by:	/s/ Baohe Meng

FLOG Media Culture